For more information, please contact: David W. Kloos Chief Financial Officer (303) 595-9898

MATRIX BANCORP, INC. ANNOUNCES FOURTH QUARTER
AND FISCAL YEAR 2005 RESULTS

March 14, 2006

Denver, Colorado — Matrix Bancorp, Inc., (NASDAQ: MTXC) (the “Company”) today reported a net loss of $(6.0) million for the quarter ended December 31, 2005, or $(0.76) per basic share, as compared to net income of $9.6 million, or $1.48 per basic share and $1.45 per diluted share for the quarter ended December 31, 2004. Net income for the quarter ended December 31, 2005 is reduced by the impact of three significant infrequent or unusual charges, totaling approximately $8.5 million after-tax, or $1.07 per basic share. These charges are: (1) approximately $5.0 million, or $0.63 per basic share, of after-tax costs including severance and stock option buy-outs related to the previously announced private offering which closed December 9, 2005, and the issuer tender offer, which closed January 23, 2006; (2) approximately $2.0 million, or $0.25 per basic share, after-tax cost of the previously disclosed settlement of the Adderley litigation matter; and (3) inclusion of approximately $1.5 million, or $0.19 per basic share, after-tax charge to adjust our single-family loans held for sale portfolio to the current market value. In contrast, net income for the quarter ended December 31, 2004 included approximately $8.0 million, or $1.20 per diluted share, in gains on the sale of other assets, including the sale of Matrix Capital Bank’s former branch in Sun City, Arizona and the sale of a joint venture interest.

Net income for the year ended December 31, 2005 totals $1.6 million, or $0.22 per basic and diluted share, as compared to $21.9 million, or $3.36 per basic share and $3.30 per diluted share for the year ended December 31, 2004. Net income per share for the year ended December 31, 2005 is reduced by the after-tax charges of approximately $8.5 million incurred as a result of the above mentioned private offering and tender offer, litigation settlement and adjustment against the value of our single-family loans held for sale portfolio. Net income for 2004 included the after-tax gains on the sale of other assets totaling approximately $19.3 million, or $2.91 per diluted share, including the sale of Matrix Capital Bank’s branches in Sun City, Arizona and Las Cruces, New Mexico, gains on the sale of a joint venture interest and gains on the sale of substantially all of the assets of our real estate disposition services subsidiary. Results for both 2005 and 2004 include other unusual or infrequently occurring items, as described later in this release.

As previously announced, on December 9, 2005, the Company closed its private placement of 5,120,000 shares of common stock, $0.0001 par value, at $19.00 per share. The proceeds from the private offering, net of costs directly charged to funds raised of approximately $10.0 million, were $87.0 million, and are reflected in additional paid in capital at December 31, 2005. The Company used the net proceeds of the private offering to conduct an issuer tender offer to purchase shares of the Company’s common stock, $0.0001 par value, at a price of $19.00 per share, which closed January 23, 2006. The total proceeds paid out for the tender offer was $79.5 million, and will be charged against the additional paid in capital in January 2006, thereby reducing our capital by an equal amount. The total number of shares validly tendered and accepted in the tender offer was 4,184,277. Following completion of the tender offer, the Company has 7,556,573 common shares outstanding. The purpose of the tender offer was to reduce the Company’s insider ownership and ultimately increase the market float of our common stock. Net proceeds remaining from the funds of the private offering less payment for the tender offer and related expenses, of approximately $2.4 million will be used for working capital purposes.

Concurrently with the closing of the private offering, the Company appointed new members of executive management to execute the Company’s expanded business plan. The plan focuses on leveraging the existing infrastructure of Matrix Capital Bank and other subsidiaries to fund the expansion of the Company’s community banking franchise in order to serve the needs of small to medium sized businesses and individuals across the Colorado Front Range.

The Company’s assets totaled $2.08 billion on December 31, 2005, as compared to $1.89 billion at December 31, 2004. The increase is primarily due to acquisitions of mortgage-backed investment securities at Matrix Capital Bank. Investment securities increased $220 million, to $540 million at December 31, 2005, as compared to December 31, 2004. The acquisition of the investment securities was funded through increases of approximately $110 million in FHLBank borrowings, and proceeds from the private offering held awaiting the close of the tender offer.

Financial Highlights

Net interest income before provision for loan and valuation losses totaled $12.3 million for the quarter ended December 31, 2005, as compared to $11.4 million for the quarter ended December 31, 2004. Net interest income before provision for loan and valuation losses totaled $46.7 million for the year ended December 31, 2005, as compared to $42.6 million for the year ended December 31, 2004. The Company’s net interest margin decreased to 2.51% and 2.52% for the quarter and year ended December 31, 2005, respectively, as compared to 2.66% and 2.68% for the quarter and year ended December 31, 2004, respectively. The change in the net interest margin can be attributed primarily to the current interest rate environment, which has resulted in a much flatter yield curve in 2005 than in 2004. In addition, we experienced a lower balance of noninterest-bearing custodial balances as a result of the overall decrease in our servicing portfolio, and a significantly high level of prepayments on our single-family loan portfolio contributed to the interest margin compression. The yield on our average interest-earning assets increased to 5.02% and 4.85% for the quarter and year ended December 31, 2005, respectively, as compared to 4.70% and 4.68% for the quarter and year ended December 31, 2004, respectively. The average balance of our interest-earning assets increased to $1.96 billion and $1.86 billion for the quarter and year ended December 31, 2005, as compared to $1.72 billion and $1.59 billion for the quarter and year ended December 31, 2004. The effects of the increase in average rate earned on and balance of interest-earning assets was offset by an increase in the rate on interest-bearing liabilities to 2.82% and 2.60% for the quarter and year ended December 31, 2005, respectively, as compared to 2.23% and 2.22% for the quarter and year ended December 31, 2004, respectively. The average balance of interest-bearing liabilities also increased to $1.75 billion and $1.67 billion for the quarter and year ended December 31, 2005, respectively, as compared to $1.57 billion and $1.43 billion for the quarter and year ended December 31, 2004.

The provision for loan and valuation losses was $430 thousand for the quarter ended December 31, 2005 and $1.7 million for the year ended December 31, 2005, as compared to $980 thousand for the quarter ended December 31, 2004 and $3.3 million for the year ended December 31, 2004. The decrease in the provision was due primarily to lower levels of required reserves at Matrix Capital Bank and Matrix Financial as compared to 2004 as nonperforming assets continue to decline, coupled with a higher percentage of the Company’s assets being invested in investment securities instead of loans.

Noninterest income was $8.3 million and $38.1 million for the quarter and year ended December 31, 2005 as compared to $26.2 million and $88.4 million for the quarter and year ended December 31, 2004. Noninterest income for the quarter ended December 31, 2004 included pre-tax gains of approximately $13.2 million on the sale of other assets, including Matrix Capital Bank’s former branch in Arizona and a joint venture membership interest by the Company. Noninterest income for the year ended December 31, 2004 included a total of pre-tax gains of approximately $31.8 million for the fourth quarter 2004 sales noted previously, plus gains on the sale of Matrix Capital Bank’s former New Mexico branches and the sale of primarily all of the assets of the Company’s real estate disposition services subsidiary, which occurred in the second and third quarters of 2004. In 2005, noninterest income decreased in loan administration, real estate disposition services and other income due to the restructuring efforts and sales in 2004 which reduced the amount of ongoing revenue generated by these activities.

Noninterest expense was $31.5 million and $84.0 million for the quarter and year ended December 31, 2005, as compared to $23.1 million and $95.7 million for the quarter and year ended December 31, 2004. The fluctuation in our noninterest expense in 2005 is due to a combination of the following. There was a substantial increase in compensation and benefits due to the inclusion of $7.9 million of costs associated with the private placement and tender offer transaction, including costs for severances, options buy-outs and other employee compensation related fees. Subaccounting fees at Matrix Capital Bank were $4.0 million and $13.4 million for the quarter and year ended December 31, 2005, respectively, representing a $1.7 million and $5.7 million quarterly and annual increase over comparable 2004 periods. The increase is due to increased levels of Matrix Capital Bank’s institutional deposits, upon which subaccounting services are incurred. Mortgage rights subservicing fees at Matrix Financial of $720 thousand and $3.1 million for the quarter and year ended December 31, 2005, respectively, represent fees paid to an independent third party sub-servicer for the mortgage servicing rights portfolio, which increased in 2005 as compared to 2004 as the servicing was transferred in late 2004. There was a slight offset to this increase due to a decrease in data processing costs which were not incurred subsequent to the transfer of the portfolio to the subservicer. Other general and administrative expenses increase includes $3.1 million litigation settlement of the Adderley matter made in late December 2005, and $2.3 million charge to adjust the value of our single-family loans held for sale portfolio to market value due to interest rate fluctuations and trends impacting the valuation in the fourth quarter of 2005. In 2004, other general and administrative expenses included approximately $3.0 million of litigation settlement payments, primarily at Matrix Capital Bank.

These expense increases were partially off-set by fluctuations in the level of amortization and recoveries of impairments associated with our mortgage servicing asset and other general and administrative expenses. Amortization of mortgage servicing rights declined when compared to the same prior year periods. For the quarter ended December 31, 2005, the decline was approximately $1.7 million to $1.6 million, and for the year ended December 31, 2005, a decline of $8.3 million to $7.8 million. The decline in the amortization was due to an overall decrease in the outstanding balance of our mortgage servicing rights asset and despite annualized prepayment speeds that remained high at 23.9% and 23.7% for the quarter and year ended December 31, 2005. We recognized a recovery of impairment on mortgage servicing rights of $350 thousand and $1.2 million for the quarter and year ended December 31, 2005, as compared to recoveries of $0 and $440 thousand for the quarter and year ended December 31, 2004. The level of recovery is based on the valuation of the mortgage servicing portfolio, and is impacted by changes in the interest rate environment, among other things. The Company also experienced declines in the level of foreclosure reserves, repurchase reserves and write-offs of receivables at Matrix Financial included in other general and administrative expenses of approximately $5.7 million, to $2.4 million for the year ended December 31, 2005.

Income taxes reflect a benefit of $5.3 million and $2.4 million for the quarter and year ended December 31, 2005, respectively. The income tax benefit or provision, and effective tax rate is affected by the level of tax-exempt income at ABS and Matrix Capital Bank in proportion to the level of net income from continuing operations, as well as utilization of tax credits generated by subsidiaries of Matrix Capital Bank. The net tax-exempt income was approximately $630 thousand and $2.7 million for the quarter and year ended December 31, 2005, respectively. Tax credits utilized were approximately $430 thousand and $720 thousand for the quarter and year ended December 31, 2005, respectively.

Conference Call

The Company will host a conference call to discuss the results of operations for the fourth quarter and fiscal year 2005 and other topics that may be raised during the discussion on Tuesday, March 14, 2006 at 9:00 a.m. Mountain Time. To access the call, participants should dial 800-218-9073 at least ten minutes prior to the start of the call. International callers should dial 303-262-2130. To hear a live web simulcast or to listen to the archived web cast following the completion of the call, please visit the Company's website at www.matrixbancorp.com, click on the investor relations tab, then select conference calls, to access the link to the call. Refer to conference identification number 32723.

Forward-Looking Statements

Certain statements contained in this earnings release that are not historical facts, including, but not limited to, statements that can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “predict,” “believe,” “plan,” “estimate” or “continue” or the negative thereof or other variations thereon or comparable terminology, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements in this press release could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: the timing of regulatory approvals or consents for new branches or other contemplated actions; the availability of suitable and desirable locations for additional branches; the continuing strength of our existing business, which may be affected by various factors, including but not limited to interest rate fluctuations, level of delinquencies, defaults and prepayments, general economic conditions, competition, the delay in or failure to receive any required shareholder approvals of the contemplated actions;and the risks and uncertainties discussed elsewhere in the annual report and in the Company’s current report on Form 8-K, filed with the Securities and Exchange Commission on November 7, 2005; and the uncertainties set forth from time to time in the Company’s periodic reports, filings and other public statements.

Financial Tables Attached

MATRIX BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share information)

	December 31,	December 31,
	2005	2004
ASSETS	(Unaudited)

Cash and cash equivalents	$15,877	$40,471
Interest-earning deposits and federal funds sold	18,355	2,398
Investment securities	540,194	316,367
Loans held for sale, net	927,442	989,822
Loans held for investment, net	425,943	379,717
Mortgage servicing rights, net	20,708	26,574
Other receivables	29,139	35,139
FHLBank stock, at cost	34,002	33,481
Premises and equipment, net	17,154	19,037
Bank owned life insurance	22,454	21,569
Other assets, net	19,898	21,330
Income taxes receivable and deferred tax asset	3,696	-
Foreclosed real estate, net	4,526	2,955

Total assets	$2,079,388	$1,888,860

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
Deposits	$1,124,044	$1,119,159
Custodial escrow balances	49,385	51,598
FHLBank borrowings	615,028	506,118
Borrowed money	29,581	31,573
Junior subordinated debentures owed to
unconsolidated subsidiary trusts	61,372	61,835
Other liabilities	19,250	23,955
Income taxes payable and deferred income tax liability	-	2,307

Total liabilities	1,898,660	1,796,545

Shareholders' equity:
Common stock, $0.0001 par value, authorized 50,000,000 shares, issued and outstanding 11,740,850 shares at December 31, 2005 and
6,620,850 shares at December 31, 2004	1	1
Additional paid-in capital	108,395	21,432
Retained earnings	72,314	70,756
Accumulated other comprehensive income	18	126

Total shareholders' equity	180,728	92,315

Total liabilities and shareholders' equity	$2,079,388	$1,888,860

MATRIX BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share information)

	Quarter Ended		Year ended
	December 31,		December 31,
	2005	2004	2005	2004
	(unaudited)		(unaudited)
Interest and dividend income:
Loans and securities	$24,007	$19,842	$88,150	$73,363
Interest-earning deposits	651	339	1,941	1,063
Total interest and dividend income	24,658	20,181	90,091	74,426

Interest expense:
Deposits	4,511	2,979	15,883	10,665
Borrowed money and junior subordinated debentures	7,805	5,796	27,485	21,134
Total interest expense	12,316	8,775	43,368	31,799

Net interest income before provision for loan and valuation losses	12,342	11,406	46,723	42,627
Provision for loan and valuation losses	430	981	1,665	3,269
Net interest income after provision for loan and valuation losses	11,912	10,425	45,058	39,358

Noninterest income:
Loan administration	2,211	3,309	10,103	15,253
Brokerage	2,078	2,742	9,846	10,629
Trust services	1,475	2,088	7,217	7,853
Real estate disposition services	218	335	1,391	7,786
Gain on sale of loans and securities	375	2,234	2,017	6,618
Gain on sale of other assets	-	13,178	300	31,767
School Services	356	592	1,690	2,871
Other	1,575	1,724	5,518	5,650
Total noninterest income	8,288	26,202	38,082	88,427

Noninterest expense:
Compensation and employee benefits	13,482	6,941	32,371	32,891
Amortization of mortgage servicing rights	1,633	3,321	7,764	16,100
Occupancy and equipment	1,207	1,515	4,997	6,166
Postage and communication	302	371	1,355	2,001
Professional fees	810	708	2,936	3,242
Mortgage servicing rights subservicing fees	722	300	3,073	300
Data processing	219	891	963	2,705
Subaccounting fees	3,987	2,259	13,447	7,738
Recovery of mortgage servicing rights impairment	(350)	-	(1,180)	(444)
Other general and administrative	9,535	6,761	18,303	24,967
Total noninterest expense	31,547	23,067	84,029	95,666

(Loss) income from continuing operations before income taxes	(11,347)	13,560	(889)	32,119
Income tax (benefit) provision	(5,340)	3,941	(2,447)	10,359

(Loss) income from continuing operations	(6,007)	9,619	1,558	21,760

Discontinued operations:
Income from discontinued operations, net of income
tax provision of $0, $0, $0 and $89, respectively	-	-	-	137

Net (loss) income	$(6,007)	$9,619	$1,558	$21,897

MATRIX BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share information)

	Quarter Ended		Year ended
	December 31,		December 31,
	2005	2004	2005	2004
	(unaudited)	(unaudited)	(unaudited)
(Loss) income from continuing operations
per share - basic	$(0.76)	$1.48	$0.22	$3.34

(Loss) income from continuing operations
per share - assuming dilution	$(0.76)	$1.45	$0.22	$3.28

Income from discontinued operations per
share - basic	$-	$-	$-	$0.02

Income from discontinued operations per
share - assuming dilution	$-	$-	$-	$0.02

Net (loss) income per share - basic	$(0.76)	$1.48	$0.22	$3.36

Net (loss) income per share - assuming dilution	$(0.76)	$1.45	$0.22	$3.30

MATRIX BANCORP, INC. AND SUBSIDIARIES
OPERATING RATIOS AND OTHER SELECTED DATA
(Dollars in thousands, except share information)

	Quarter Ended		Year ended
	December 31,		December 31,
	2005	2004	2005	2004
		(Unaudited)

Weighted average shares - basic (4)	7,900,850	6,523,474	6,943,480	6,520,239
Weighted average shares - assuming dilution (4)	8,019,941	6,653,303	7,036,128	6,630,006
Number of shares outstanding at end of period (4)	11,740,850	6,620,850	11,740,850	6,620,850

Average Balances
Loans receivable	$1,384,733	$1,443,948	$1,411,974	$1,373,246
Interest-earning assets	1,963,491	1,717,064	1,857,731	1,590,431
Total assets	2,083,915	1,895,106	2,001,155	1,779,320
Interest-bearing deposits	1,044,796	905,765	1,001,471	810,946
FHLBank and other borrowings	704,130	665,070	667,037	618,645
Interest-bearing liabilities	1,748,926	1,570,835	1,668,508	1,429,591
Shareholders' equity	113,741	86,903	100,154	76,491

Operating Ratios & Other Selected Data (1)
Return on average equity	(21.13)%	44.28%	1.56%	28.45%
Net interest margin (2)	2.51%	2.66%	2.52%	2.68%
Net interest margin - Matrix Capital Bank	2.61%	2.96%	2.67%	2.98%
Balance of servicing portfolio	$1,717,997	$2,258,840	$1,717,997	$2,258,840
Average prepayment rate on owned servicing portfolio	23.9%	23.6%	23.7%	27.5%
Book value per share (end of period) (3)	$15.39	$13.94	$15.39	$13.94

Loan Performance Ratios (1)
Net charge offs/average loans	0.37%	0.21%	0.20%	0.14%
Allowance for loan and valuation losses/total loans	0.73%	0.81%	0.73%	0.81%

(1)	Calculations are based on average daily balances where available and monthly averages otherwise, as applicable.
(2)	Net interest margin has been calculated by dividing net interest income before loan and valuation loss provision by average interest-earning assets.
(3)	Pro forma book value per share at December 31, 2005 assuming the tender offer which closed January 23, 2006 had been completed was $13.40 per share.
(4)
Share information reflects the issuance of 5,120,000 shares of common stock on December 9, 2005, as previously disclosed, through a private placement offering. The company completed their tender offer on January 23, 2006 for 4,184,277 shares. After the completion of the tender offer, there were 7,556,573 shares outstanding.